Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y.  10016

FOR IMMEDIATE RELEASE:

February 7, 2007

Contact:

Michael Shaffer

Executive Vice President

& Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION

TO MARKET TIMBERLAND® MEN’S AND WOMEN’S SPORTSWEAR

New York, New York – February 7, 2007 – Phillips-Van Heusen Corporation announced today that it has entered into a licensing arrangement with The Timberland Company to design, source and market men’s and women’s casual sportswear under the Timberland® brand in North America.  Phillips-Van Heusen will assume management of the men’s apparel line in Fall 2008 and launch a women’s line in Fall 2009.

Distribution of the Timberland brand product will be principally through department and specialty stores, as well as Timberland’s own full price and outlet retail stores.  It is estimated that the men’s line will be available in approximately 600 department store doors in Fall 2008, in addition to specialty store distribution.  Sales of Timberland® brand apparel in North America were approximately $70 million in 2006.  Phillips-Van Heusen expects to incur a total of approximately $5 million of start-up costs in 2007, associated with design, merchandising and selling expense.  The Company continues to estimate that, including these start-up expenses, 2007 earnings per share will be in the $2.97 - $3.05 range, which also excludes the impact of the acquisition of Superba, completed in January 2007, which is expected to be modestly accretive.

Emanuel Chirico, Chief Executive Officer of Phillips-Van Heusen Corporation said, “Our partnership with Timberland pairs the apparel design, logistics and marketing expertise of PVH with the strength and heritage of the Timberland® brand.  Timberland is an authentic outdoor traditional brand which has a unique positioning.  It will complement PVH’s strong stable of brands and enable us to reach a broader spectrum of consumers.”

Jeffrey Swartz, Timberland President and CEO said, “We are pleased to enter into this agreement with a powerful partner like Phillips-Van Heusen.  They have the capabilities to help us maximize our brand potential through an improved apparel offering and strengthened distribution under the Timberland® label.  With their impressive portfolio of high-quality premium brands and our shared commitment to responsible manufacturing, I believe we are poised for success.”

Phillips-Van Heusen Corporation is one of the world’s largest apparel and neckwear companies.  It owns and markets the Calvin Klein brand worldwide.  It is the world’s largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, Arrow, Bass and G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, unlisted, A Kenneth Cole Production, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, Tommy Hilfiger, and Perry Ellis.

Timberland is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Mion™, GoLite®, and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this release including, without limitation, statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositioning of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and safeguard controls  (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company’s existing, operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.